                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 2)*


                                   HEARTPORT, INC.
--------------------------------------------------------------------------------
                                   (NAME OF ISSUER)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                      004219691
--------------------------------------------------------------------------------
                                    (CUSIP NUMBER)

                                         N/A
--------------------------------------------------------------------------------
               (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

     CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

          / /  Rule 13d-1(b)

          / /  Rule 13d-(c)

          /X/  Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            (Continued on following pages)


                                  Page 1 of 17 Pages
                          Exhibit Index Contained on Page 14

-------------------                                           ------------------
CUSIP NO. 004219691                   13G                     Page 2 of 17 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kleiner Perkins Caufield & Byers VI, L.P., a California Limited Partnership ("KPCB VI")
           94-3157816
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /   (b) /X/

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

--------------------------------------------------------------------------------
     NUMBER OF      5   SOLE VOTING POWER
       SHARES                                                             - 0 -
    BENEFICIALLY    ------------------------------------------------------------
     OWNED BY       6   SHARED VOTING POWER
       EACH                                                           1,820,000
    REPORTING       ------------------------------------------------------------
      PERSON        7   SOLE DISPOSITIVE POWER
       WITH                                                               - 0 -
                    -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                                                                      1,820,000
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      1,820,000
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*/ /                                           / /

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 004219691                   13G                     Page 3 of 17 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB VI Associates, L.P., a California Limited Partnership ("KPCB
           VI Associates") 94-3158010
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /   (b) /X/

-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

-------------------------------------------------------------------------------

     NUMBER OF      5   SOLE VOTING POWER
       SHARES                                                             - 0 -
    BENEFICIALLY    -----------------------------------------------------------
     OWNED BY       6   SHARED VOTING POWER
       EACH             1,820,000 shares directly held by KPCB VI.  KPCB VI
    REPORTING           Associates is the general partner of KPCB VI.
      PERSON        -----------------------------------------------------------
       WITH         7   SOLE DISPOSITIVE POWER
                                                                          - 0 -
                    -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares directly held by KPCB VI.  KPCB VI
                        Associates is the general partner of KPCB VI.
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      1,820,000
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              / /

-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.2%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                             PN
-------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 004219691                   13G                     Page 4 of 17 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brook H. Byers
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /   (b) /X/

-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

-------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
     NUMBER OF          86,473 of which 70,975 are held directly by Mr. Byers
       SHARES           and 15,498 are held by a trust of which Mr. Byers is
    BENEFICIALLY        trustee.  Mr. Byers disclaims beneficial ownership of
   OWNED BY EACH        shares held by the trust.
     REPORTING      -----------------------------------------------------------
      PERSON        6   SHARED VOTING POWER
       WITH             1,820,000 shares are directly held by KPCB VI. Trust.
                        KPCB VI Associates is the general partner of KPCB VI.
                        Mr. Byers is a general partner of KPCB VI Associates.
                        Mr. Byers disclaims beneficial ownership of the shares
                        held by KPCB VI.
                    -----------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                        86,473 of which 70,975 are held directly by Mr. Byers
                        and 15,498 are held by a trust of which Mr. Byers is
                        the trustee.  Mr. Byers disclaims beneficial ownership
                        of shares held by the trust.
                    -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares are directly held by KPCB VI. KPCB VI
                        Associates is the general partner of KPCB VI.  Mr.
                        Byers is a general partner of KPCB VI Associates.
                        Mr. Byers disclaims beneficial ownership of the shares
                        held by KPCB VI.
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      1,906,473
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              / /

-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 004219691                   13G                     Page 5 of 17 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vinod Khosla
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /   (b) /X/

-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

-------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
     NUMBER OF                                                          26,218
      SHARES        -----------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER
  OWNED BY EACH         1,820,000 shares are directly held by KPCB VI. KPCB
    REPORTING           VI Associates is the general partner of KPCB VI.  Mr.
      PERSON            Khosla is a general partner of KPCB VI Associates.
       WITH             Mr. Khosla disclaims beneficial ownership of the
                        shares held by KPCB VI.
                    -----------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                                                                        26,218
                    -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares are directly held by KPCB VI. KPCB
                        VI Associates is the general partner of KPCB VI.  Mr.
                        Khosla is a general partner of KPCB VI. Associates.
                        Mr. Khosla disclaims beneficial ownership of the
                        shares held by KPCB VI.
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     1,846,218
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                             / /

-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.3%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                            IN
-------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 004219691                   13G                     Page 6 of 17 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E. Floyd Kvamme
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /   (b) /X/

-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

-------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
     NUMBER OF                                                                0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER
  OWNED BY EACH         1,820,000 shares directly held by KPCB VI.  KPCB VI
    REPORTING           Associates is the general partner of KPCB VI, and Mr.
      PERSON            Kvamme is a general partner of KPCB VI Associates.
       WITH             Mr. Kvamme disclaims beneficial ownership of these
                        shares.
                    -----------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                                                                              0
                    -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares directly held by KPCB VI.  KPCB VI
                        Associates is the general partner of KPCB VI, and Mr.
                        Kvamme is a general partner of KPCB VI Associates.
                        Mr. Kvamme disclaims beneficial ownership of these
                        shares.
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                      1,820,000
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              / /

-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.2%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                             IN
-------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 004219691                   13G                     Page 7 of 17 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /   (b) /X/

-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

-------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
     NUMBER OF          89,907 shares of which 74,409 are held directly by Mr.
       SHARES           Doerr and 15,498 are held by a trust of which Mr.
    BENEFICIALLY        Doerr is the trustee.  Mr. Doerr disclaims beneficial
   OWNED BY EACH        ownership of the shares held by the trust.
     REPORTING      -----------------------------------------------------------
      PERSON        6   SHARED VOTING POWER
       WITH             1,820,000 shares are directly held by KPCB VI.  KPCB
                        VI Associates is the general partner of KPCB VI, and
                        Mr. Doerr is a general partner of KPCB VI Associates.
                        Mr. Doerr disclaims beneficial ownership of the shares
                        held by KPCB VI.
                    -----------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                        89,907 shares of which 74,409 are held directly by Mr.
                        Doerr and 15,498 are held by a trust of which Mr.
                        Doerr is the trustee.  Mr. Doerr disclaims beneficial
                        ownership of the shares held by the trust.
                    -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares are directly held by KPCB VI.  KPCB
                        VI Associates is the general partner of KPCB VI.
                        Mr. Doerr is a general partner of KPCB VI Associates.
                        Mr. Doerr disclaims beneficial ownership of the shares
                        held by KPCB VI.
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     1,909,907
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                             / /
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.6%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                            IN
-------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 004219691                   13G                     Page 8 of 17 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joseph S. Lacob
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /  (b) /X/

-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

-------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
     NUMBER OF                                                         316,997
       SHARES           (including options exercisable within 60 days for
    BENEFICIALLY        52,159 shares)
   OWNED BY EACH    -----------------------------------------------------------
    REPORTING       6   SHARED VOTING POWER
      PERSON            1,820,000 shares directly held by KPCB VI.  KPCB VI
       WITH             Associates is the general partner of KPCB VI, and Mr.
                        Lacob is a general partner of KPCB VI Associates.  Mr.
                        Lacob disclaims beneficial ownership of these shares.
                    -----------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                                                                       316,997
                        (including options exercisable within 60 days for
                        52,159 shares)
                    -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares directly held by KPCB VI.  KPCB VI
                        Associates is the general partner of KPCB VI, and Mr.
                        Lacob is a general partner of KPCB VI Associates.  Mr.
                        Lacob disclaims beneficial ownership of these shares.
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     2,136,997
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                             / /
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          8.5%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                            IN
-------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 004219691                   13G                     Page 8 of 17 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bernard Lacroute
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /   (b) /X/

-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

-------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
     NUMBER OF                                                          58,961
       SHARES       -----------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY EACH        1,820,000 shares directly held by KPCB VI.  KPCB VI
    REPORTING           Associates is the general partner of KPCB VI, and Mr.
      PERSON            Lacroute is a general partner of KPCB VI Associates.
       WITH             Mr. Lacroute disclaims beneficial ownership of these
                        shares.
                    -----------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                                                                        58,961
                    -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares directly held by KPCB VI.  KPCB VI
                        Associates is the general partner of KPCB VI, and Mr.
                        Lacroute is a general partner of KPCB VI Associates.
                        Mr. Lacroute disclaims beneficial ownership of these
                        shares.
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     1,878,961
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                             / /
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.5%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                            IN
-------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 004219691                   13G                     Page 8 of 17 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James P. Lally
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /   (b) /X/
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

-------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
     NUMBER OF                                                          81,105
       SHARES       -----------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER
   OWNED BY EACH        1,820,000 shares directly held by KPCB VI.  KPCB VI
    REPORTING           Associates is the general partner of KPCB VI, and Mr.
      PERSON            Lally is a general partner of KPCB VI Associates.
       WITH             Mr. Lally disclaims beneficial ownership of these
                        shares.
                    -----------------------------------------------------------
                    7   SOLE DISPOSITIVE POWER
                                                                        81,105
                    -----------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares directly held by KPCB VI.  KPCB VI
                        Associates is the general partner of KPCB VI, and Mr.
                        Lally is a general partner of KPCB VI Associates.
                        Mr. Lally disclaims beneficial ownership of these
                        shares.
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                     1,901,105
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          7.5%
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                                            IN
-------------------------------------------------------------------------------

                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

 ITEM 1(A).    NAME OF ISSUER.

               Heartport, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               200 Chesapeake Drive
               Redwood City, California  94063

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

          This amendment is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

          KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI Associates' indirect, beneficial ownership of shares of Common Stock of Heartport, Inc. held directly by KPCB VI (the "Shares") and, with respect to the individual general partners of KPCB VI Associates, to the shares over which they exercise sole voting and dispositive control or which are held by trusts. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

          Common Stock
          CUSIP # 004219691

ITEM 3.   NOT APPLICABLE.

ITEM 4.   OWNERSHIP.

          See Rows 5-11 of cover pages.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds of the sale of the Shares of Heartport, Inc. owned by each such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable.

                                      SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By:  /s/ Brook H. Byers
                                   ---------------------------------------------
                                   A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH S. LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY


                              By:  /s/ Michael S. Curry
                                   ---------------------------------------------
                                   Michael S. Curry
                                   Attorney-in-Fact


                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By:  /s/ Brook H. Byers
                                   ---------------------------------------------
                                   A General Partner

                                    EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 15

Exhibit B:  List of General Partners of KPCB VI Associates            16


                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Common Stock of Heartport, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and such other holdings as are reported thereon.

Date:  February 12, 1999

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By:  /s/ Brook H. Byers
                                   ---------------------------------------------
                                   A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY

                              By:  /s/ Michael S. Curry
                                   ---------------------------------------------
                                   Michael S. Curry
                                   Attorney-in-Fact

                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner

                              By:  /s/ Brook H. Byers
                                   ---------------------------------------------
                                   A General Partner

                                      EXHIBIT B

                                 General Partners of
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


          Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)   Brook H. Byers
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

2.   (a)   Vinod Khosla
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

3.   (a)   E. Floyd Kvamme
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

4.   (a)   L. John Doerr
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

5.   (a)   Joseph Lacob
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

6.   (a)   Bernard Lacroute
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen

7.   (a)   James P. Lally
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA  94025
     (c)   United States Citizen